Exhibit 3.2

FIRST AMENDMENT TO BYLAWS

OF

LAFAYETTE SQUARE SOUTHEAST BDC, INC.

The Bylaws of Lafayette Square Southeast BDC, Inc. (“the Bylaws”), are hereby amended as follows:

Article III, Section 1.01 of the Bylaws is deleted in its entirety and replaced with the following:

“SECTION 1.01        Registered Office. The registered office and registered agent of Lafayette Square Far West BDC, Inc., a Delaware corporation (the “Corporation”), shall be as set forth in the Corporation’s certificate of incorporation as then in effect (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”). The Corporation may also have offices in such other places in the United States or elsewhere (and may change the Corporation’s registered agent) as the board of directors of the Corporation (the “Board of Directors”) may, from time to time, determine or as the business of the Corporation may require.”

Except as herein amended, the provisions of the Bylaws shall remain in full force and effect.

AS APPROVED BY THE BOARD OF DIRECTORS EFFECTIVE: January 18, 2022.